Exhibit 5.1
787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

June 1, 2020
Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
Attention: Corporate Secretary
Ladies and Gentlemen:
We have acted as counsel to Fidelity National Financial, Inc., a Delaware corporation, in connection with the preparation of the Registration Statement on Form S-3 (as may be amended from time to time, the “Registration Statement”) filed by the Company on June 1, 2020 with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale of 6,755,078 shares (the “Selling Stockholder Shares”) of common stock, par value $0.0001 per share (“Common Stock”) by the selling stockholders named therein, and 486,122 shares of Common Stock issuable upon the exercise of warrants (the “Warrant Shares”).
In rendering this opinion, we have examined the Registration Statement, the Warrant Agreement, dated May 19, 2016 between Continental Stock Transfer & Trust Company and CF Corporation pursuant to which the warrants were issued, copies of the Fifth Amended and Restated Certificate of Incorporation of the Company, the Fourth Amended and Restated Bylaws of the Company, resolutions adopted by the Company’s Board of Directors, and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.
In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.
Based on the foregoing, and subject to the qualifications and limitations set forth below, we are of the opinion that:
1.
The Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

2.
The Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.

3.
The Warrant Shares, when duly issued in accordance with the Warrant Agreement, will be validly issued, fully paid and non-assessable.

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the laws of the State of New York and the federal laws of the United States of America.
New York	Washington	Houston	Palo Alto	San Francisco	Chicago	Paris	London	Frankfurt	Brussels	Milan	Rome

Fidelity National Financial, Inc.
June 1, 2020

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC promulgated thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the Registration Statement that might affect the opinions expressed herein.
Very truly yours,
/s/ Willkie Farr & Gallagher LLP
New York	Washington	Houston	Palo Alto	San Francisco	Chicago	Paris	London	Frankfurt	Brussels	Milan	Rome